Exhibit 10.1
EXECUTION VERSION

CREDIT AGREEMENT
Dated as of
December 2, 2005
among
NEWFIELD EXPLORATION COMPANY
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent and as Issuing Bank

WACHOVIA BANK, NATIONAL ASSOCIATION
as Syndication Agent

BANK OF AMERICA, N.A., THE ROYAL BANK OF SCOTLAND plc, CALYON NEW YORK
BRANCH and HARRIS NESBITT FINANCING, INC.,
as Documentation Agents

J. P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Lead Arranger

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Page:
Section 9.14	USA Patriot Act Notice	65
Schedules:

Schedule 1.01	Existing Letters of Credit
Schedule 2.01	Commitments
Schedule 3.06	Disclosed Matters
Schedule 6.02	Liens
Schedule 6.08	Existing Restrictive Agreements
Exhibits:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Notice of Commitment Increase
Exhibit C	Form of Legal Opinion
Exhibit D	Form of Subsidiary Guaranty
Exhibit E	Form of Promissory Note
Exhibit F	Form of Joinder Agreement

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     CREDIT AGREEMENT dated as of December 2, 2005 among Newfield Exploration Company, a Delaware corporation, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Issuing Bank.
     The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Credit Agreement, as the same may be amended, modified, restated, or replaced from time to time.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Margin” means, for any day, with respect to any Eurodollar Loan, or with respect to any Letter of Credit or commitment fees payable hereunder, as the case may be, the Applicable Margin per annum set forth below under the caption “Eurodollar Spread,” “Commitment Fee Rate” or “Letter of Credit Rate,” as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

	Eurodollar	Commitment Fee	Letter of Credit
Index Debt Ratings:	Spread	Rate	Rate
Category 1	0.625%	0.125%	0.50%
BBB/Baa2 or higher
Category 2	0.75%	0.15%	0.625%
BBB-/Baa3
Category 3	1.00%	0.20%	0.875%
BB+/Ba1
Category 4	1.25%	0.30%	1.125%
BB/Ba2
Category 5	1.50%	0.35%	1.375%
BB-/Ba3 or lower
     For purposes of the foregoing, (i) if neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agencies shall be deemed to have established a rating in Category 5; (ii) if only one of Moody’s and S&P has in effect a rating for the Index Debt, then the Applicable Rate shall be determined solely based on the rating of such rating agency; (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (iv) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If (a) the rating system of Moody’s or S&P shall change, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system of such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating of such rating agency most recently in effect prior to such change; and (b) both Moody’s and S&P shall cease on the same date to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the

Applicable Rate shall be determined by reference to the ratings of such rating agencies most recently in effect prior to such cessation.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any Assignment and Assumptions.
     “Approved Fund” has the meaning assigned to such term in Section 9.04.
     “Arranger” means J.P. Morgan Securities Inc.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Attributable Obligation” means, with respect to any Sale Leaseback Transaction as of any particular time, the present value at such time discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the Borrower or any Subsidiary, be extended).
     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Newfield Exploration Company, a Delaware corporation.
     “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.04.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Certifying Officer” has the meaning set forth in Section 5.01(c).
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Banks (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Banks’ holding companies, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “CI Lender” has the meaning set forth in Section 2.02(a).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.02, (b) reduced from time to time pursuant to Section 2.08, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,000,000,000.
     “Commitment Increase” has the meaning set forth in Section 2.02(a).
     “Commitment Increase Effective Date” has the meaning set forth in Section 2.02(b).
     “Consolidated EBITDAX” means, with respect to the Borrower and its Restricted Subsidiaries, for any period, Consolidated Net Income for that period, plus (a) to the extent included in determining Consolidated Net Income for that period, (i) the aggregate amount of Consolidated Interest Expense for that period, (ii) the aggregate amount of letter of credit fees paid by the Borrower and its Restricted Subsidiaries during that period, (iii) the aggregate amount of income tax expense of the Borrower and its Restricted Subsidiaries for that period, (iv) non-cash extraordinary losses, (v) losses on the disposition of assets, (vi) losses or charges under Statement of Financial Accounting Standard 133 (and any statements replacing, modifying or superceding such statement) resulting from the net change in the Borrower’s (or any Restricted Subsidiary’s) mark-to-market portfolio of commodity price risk management activities and (vii) all amounts attributable to depreciation, depletion, amortization, and other non-cash charges and expenses of the Borrower and its Restricted Subsidiaries for that period and (viii) exploration and abandonment expenses, minus (b) to the extent included in determining Consolidated Net Income for that period, (i) non-cash extraordinary income, (ii) gains on the disposition of assets, (iii) non-cash gains under Statement of Financial Accounting Standard 133 (and any statements replacing, modifying or superceding such statement) resulting from the net change in Borrower’s (or any Restricted Subsidiary’s) mark-to-market portfolio of commodity price risk management activities during that period, and (iv) accretion of discount on asset retirement obligations under Statement of Financial Accounting Standard 143 (and any statements replacing, modifying or superceding such statement), in each case determined on a consolidated basis of the Borrower and its Restricted Subsidiaries in accordance with GAAP and without duplication of amounts; provided, however, non-cash income or gains in respect of deferred revenue, production payments and other matters included in the definition of Indebtedness shall not be subtracted from Consolidated Net Income under clause (b).
     “Consolidated Interest Expense” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the sum of (i) gross interest expense (including all cash and accrued interest expense) of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis in accordance with GAAP, including to the extent included in interest expense in accordance with GAAP (x) the amortization of debt discounts and (y) the portion of any payments or accruals with respect to Capital Leases allocable to interest expense and (ii) capitalized interest of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.
     “Consolidated Net Income” means, for any period, net income of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Tangible Assets” means, on any date, the aggregate amount of total assets of the Borrower and its Restricted Subsidiaries, minus (a) all current liabilities of the Borrower and its Restricted Subsidiaries (excluding current liabilities included in the definition of Indebtedness and excluding current liabilities attributable to commodities derivative contracts, net of associated taxes), (b) all goodwill of the Borrower and its Restricted Subsidiaries and (c) current and long-term assets attributable to commodities derivative contracts, net of associated taxes, all determined on a consolidated basis in accordance with GAAP.
     “Consolidated Tangible Net Worth” means, at any date, (i) the Consolidated shareholders’ equity of Borrower and its Restricted Subsidiaries (determined in accordance with GAAP); less (ii) the amount of Consolidated intangible assets of Borrower and its Restricted Subsidiaries, provided, that to the extent oil and gas mineral leases are classified as intangible assets under GAAP, for purposes of this definition, those assets will be treated as tangible assets; less (iii) the other comprehensive income component of consolidated shareholders’ net equity of Borrower and its Restricted Subsidiaries attributable to deferred hedge gains, net of associated taxes; plus (iv) the aggregate amount of any non-cash write downs under Statement of Financial Accounting Standard Nos. 19, 109, 142, and 144, (and any statements replacing, modifying or superceding such statement), on a Consolidated basis, by Borrower and its Restricted Subsidiaries after September 30, 2005, net of associated taxes; plus (v) the other comprehensive income component of consolidated shareholders’ net equity of Borrower and its Restricted Subsidiaries attributable to deferred hedge losses, net of associated taxes.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controls” and “Controlled” have meanings correlative thereto.
     “Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06, disclosed in any filing with the Securities and Exchange Commission or as otherwise disclosed in writing from time to time to Administrative Agent.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Effective Date” means the date on which the Administrative Agent believes the conditions specified in Section 4.01, are satisfied (or waived in accordance with Section 9.02).
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning set forth in Article VII.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Banks or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on or measured by its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement whether upon execution or upon assignment (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a)
     “Executive Officer” means any Financial Officer, executive vice president, officer ranking above an executive vice president and any officer that is the functional equivalent of the foregoing.

     “Existing Credit Agreement” means that certain Credit Agreement, as heretofore amended, dated as of March 16, 2004, among the Borrower, JPMorgan Chase Bank, as Administrative Agent and as Issuing Bank, Wachovia Bank, National Association, as Syndication Agent, Bank of Montreal d/b/a Harris Nesbitt, Credit Lyonnais New York Branch and Fleet National Bank, as Co-Documentation Agents, and the lenders parties thereto.
     “Existing Letters of Credit” means the letters of credit described on Schedule 1.01 that were issued by JPMorgan Chase Bank under the Existing Credit Agreement and that shall be transferred to and deemed issued under this Agreement, as such Letters of Credit may be renewed or amended from time to time.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means, with respect to any Person, the chief financial officer, treasurer or principal accounting officer. The term “Financial Officer” without reference to a Person shall mean a Financial Officer of the Borrower.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “GOM Concentration Date” means the first date on which the PV of proved, developed and producing reserves located offshore in the Gulf of Mexico (based on the most recent December 31 Reserve Report) comprises less than 25% of the PV of all proved, developed and producing reserves (based on the most recent December 31 Reserve Report).
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved charged or received on the Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
     “Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm-outs, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.
     “Hydrocarbons” means oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than customary payment terms taken in the ordinary course of business), (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed limited, however, to the lesser of (1) the amount of such Indebtedness or (2) the book value of such property, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) the amount of deferred revenue attributed to any forward sale of production for which such Person has received payment in advance other than on ordinary trade terms, (j) all obligations of such Person in respect of synthetic leases and (k) all obligations or undertakings of such Person with respect to payments received by such Person in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts, contracts to deliver oil, gas or other minerals in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment) or with respect to other obligations to deliver goods or services in consideration of advance payments therefor but excluding gas imbalances arising in the ordinary course of business between joint working interest owners of production. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person except for a Subsidiary Guarantor or subject to any other credit enhancement; provided, that if the Borrower does not have any such indebtedness, Index Debt shall be the indebtedness under this Agreement.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
     “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or, with the consent of the Administrative Agent, nine or twelve months thereafter or such other periods as may be requested by the Borrower (an “Irregular Interest Period”), in each case subject to availability, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period (other than an Irregular Interest Period) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Issuing Bank” means JPMorgan Chase Bank, N.A. and any other Lender selected by the Borrower and agreed to by such Lender, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Joinder Agreement” has the meaning set forth in Section 2.02(a).
     “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.02 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, or security interest in, on or of such asset, or any other charge or encumbrance on any such asset to secure Indebtedness or liabilities, but excluding any right to netting or setoff, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” means this Agreement, any promissory note referred to in Section 2.10(e) and the Subsidiary Guaranties.

     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower and the Subsidiary Guarantors, if any, to perform their obligations, taken as a whole, under this Agreement and the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents, except that seasonal declines in energy prices will not constitute a Material Adverse Effect.
     “Material Indebtedness” means (a) Indebtedness (other than the Loans and Letters of Credit), or (b) obligations in respect of one or more Swap Agreements, in each case under clause (a) or (b) of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Material Subsidiaries” means, at any time, one or more Subsidiaries, the aggregate total assets of which exceed $50,000,000 at such time.
     “Maturity Date” means December 2, 2010.
     “Mid-Investment Grade Date” means the first date on which the Borrower’s Index Debt rating is BBB or better by S&P or Baa2 or better by Moody’s, unless one of the two ratings is two or more categories lower than the other and the category that is one above the lower rating is not BBB or Baa2 or better.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “New Funds Amount” has the meaning set forth in (Section 2.02(d).
     “Non-Recourse Debt” means Debt of a Subsidiary:
(1)	as to which neither the Borrower nor any Restricted Subsidiary (a) provides credit support of any kind (including any Guarantee, undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) is the lender;

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Indebtedness of the Borrower or any Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders of such Non-Recourse Debt have been notified in writing that they will not have any recourse to the Borrower, any Restricted Subsidiary or any assets of any of them.
     “Notice of Commitment Increase” has the meaning set forth in Section 2.02(b)
     “Obligations” means all obligations (liquidated, contingent or otherwise) from time to time owed by the Borrower or any Restricted Subsidiary pursuant to, as a result of, or in connection with any Loan Document, including all principal of and interest on the Loans, all reimbursement and other obligations in connection with the Letters of Credit and all obligations to pay fees, costs, expenses, indemnities and other amounts payable under any Loan Document.
     “Obligors” means the Borrower and the Subsidiary Guarantors, each an “Obligor”.
     “Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all pipelines, gathering lines, compression facilities, tanks and processing plants; all interests held in royalty trusts whether presently existing or hereafter created; all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or property and including any and all surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; all oil, gas and mineral leasehold and fee interests, all overriding royalty interests, mineral interests, royalty interests, net profits interests, net revenue interests, oil payments, production payments, carried interests and any and all other interests in Hydrocarbons; in each case whether now owned or hereafter acquired directly or indirectly.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Participant” has the meaning set forth in Section 9.04.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes, assessments, or other governmental charges or levies that are not yet delinquent or are being contested in compliance with Section 5.04;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords, vendors, workmen, operators, and other like Liens arising in the ordinary course of business or incident to the exploration, development, operation, processing and maintenance of Hydrocarbons and related facilities and assets and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 5.04;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, and other social security laws or regulations;
     (d) deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature (excluding, however, deposits to secure the performance of Swap Agreements), in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
     (f) easements, zoning restrictions, rights-of-way, servitudes, permits, conditions, exceptions, reservations, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any Indebtedness and do not materially interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;
     (g) legal or equitable encumbrances deemed to exist by reason of negative pledges such as in Section 6.02 of this Agreement or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment);
     (h) rights of a common owner of any interest in property held by Borrower or any Restricted Subsidiary as a common owner;
     (i) farmout, carried working interest, oil and gas leases, joint operating, unitization, royalty, overriding royalty, sales, area of mutual interest, division order, joint venture, partnership and similar agreements relating to the exploration or development of, or production from, oil and gas properties incurred in the ordinary course of business,

     (j) Liens arising pursuant to Section 9.343 of the Texas Uniform Commercial Code or other similar statutory provisions of other states with respect to production purchased from others;
     (k) any defects, irregularities, or deficiencies in title to easements, rights-of-way, or other properties which do not in the aggregate have a Material Adverse Effect;
     (l) Liens on the stock or other ownership interest of or in any Unrestricted Subsidiary, provided that there is no recourse to the Borrower or any Restricted Subsidiary other than recourse to such stock or other ownership interest and proceeds thereof;
     (m) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Borrower or any Restricted Subsidiary;
     (n) Liens arising under customary letter of credit reimbursement agreements and customary deposit account agreement, and similar agreements entered into in the ordinary course of business with respect to instruments or money in the possession of the other party thereto in the ordinary course of business;
     (o) reservations in original grants to any Governmental Authority or rights of any Governmental Authority to terminate any lease; and
     (p) Liens in renewal or extension of any of the foregoing permitted Liens, so long as limited to the property or assets encumbered and the amounts of indebtedness secured immediately prior to such renewal or extension is not increased.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Property” and “asset” (in each case whether or not capitalized) each means any and all tangible and intangible assets and properties, including goods, real property, personal property, fixtures, cash, securities, accounts, contract rights, intangibles, intellectual property, any other form of asset or property and any interest therein.

     “Proved Reserves” means the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that adequate geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from proved reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).
     “PV” means the net present value of projected future cash flows from Proved Reserves based upon the most recently delivered Reserve Report (using the arithmetical average of the discount rate and customary price deck of JPMorgan Chase Bank, N.A. as of the December 31 or June 30 effective date of such Reserve Report and giving effect to the Borrower’s hedging arrangements and long-term contracts). For purposes of calculating the PV, a maximum of 25% of the PV value will be included from Proved Reserves that are not proved developed producing reserves and a maximum of 20% of the PV value will be included from reserves located in countries other than the United States, Canada, Australia, Malaysia and the United Kingdom. If, during any period between the December 31 effective dates of Reserve Reports, the aggregate fair market value, in the reasonable opinion of the Borrower, of Oil and Gas Properties disposed of or purchased by the Borrower and the Restricted Subsidiaries shall exceed $100,000,000, then the PV for such period shall be reduced or increased, as the case may be, from time to time, by an amount equal to the value assigned such Oil and Gas Properties in the most recent calculation of the PV for such period (or if no value was assigned, by an amount agreed to by the Borrower and JPMorgan Chase Bank, N.A.). PV shall reflect the deferred revenue with respect to production payments included in Total Debt, at a value that is equal to the amount of deferred revenues so included in Total Debt. The PV will be $3,450,000,000 until after the delivery of the first Reserve Report in 2006.
     “Reducing Percentage Lender” has the meaning set forth in Section 2.02(d).
     “Reduction Amount” has the meaning set forth in Section 2.02(d).
     “Register” has the meaning set forth in Section 9.04.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing greater than 50% of the sum of the total Credit Exposures and unused Commitments at such time.
     “Reserve Report” means a report prepared as of December 31, and if required or requested pursuant to Section 5.01(f), June 30, of each year by the Borrower with respect to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries and audited at least as to 70% of the PV of such Oil and Gas Properties by Ryder Scott Company, Netherland, Sewell & Associates, Inc. or another independent engineering firm selected by the Borrower and reasonably acceptable to the Administrative Agent. Any Reserve Report prepared as of June 30 may be based on the December 31 Reserve Report for the immediately preceding year updated to bring the PV current as of June 30 of the following year and will not be required to be audited by any independent engineering firm.

     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.
     “Restricted Subsidiaries” means all Subsidiary Guarantors and, without duplication, all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.
     “S&P” means Standard & Poor’s.
     “Sale Leaseback Transaction” means any arrangement entered into by the Borrower or any Subsidiary, directly or indirectly, whereby the Borrower or any Subsidiary shall sell or transfer any Property and whereby the Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred.
     “Stable Investment Grade Date” means the first date on which the Borrower’s Index Debt rating is BBB- or better by S&P (without negative outlook or negative watch) or Baa3 or better by Moody’s (without negative outlook or review for downgrade), unless one of the two ratings is two or more categories lower than the other and the category that is one above the lower rating is not BBB- or Baa3 or better.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” means any subsidiary of the Borrower.
     “Subsidiary Guarantor” means any Restricted Subsidiary that is required to execute and deliver a Subsidiary Guaranty.
     “Subsidiary Guaranty” means a Subsidiary Guaranty substantially in the form of Exhibit D executed by a Restricted Subsidiary
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Total Cap” means, as of any date of determination, the sum of Total Debt plus Consolidated Tangible Net Worth of the Borrower and the Restricted Subsidiaries.
     “Total Debt” means as of any date of determination, all Indebtedness (without duplication) of the Borrower and the Restricted Subsidiaries on a consolidated basis (including any Indebtedness proposed to be incurred on such date of determination and excluding all Indebtedness to be paid on such date of determination with the proceeds thereof and excluding any Indebtedness described in clause (g) of the definition of Indebtedness herein).
     “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the guarantee by the Subsidiary Guarantors of the Obligations of the Borrower under this Agreement.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
     “Unrestricted Subsidiary” means (i) any Subsidiary that has been designated as an Unrestricted Subsidiary by the Borrower in accordance with Section 6.10, and (ii) each subsidiary of such Unrestricted Subsidiary.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     Section 1.02 Reserved.
     Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
     Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP (including but not limited to any Statement of Financial Accounting Standard) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
THE CREDITS
     Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
     Section 2.02 Commitment Increase.
          (a) Subject to the terms and conditions set forth herein, the Borrower shall have the right, without the consent of the Lenders but with the prior approval of the Administrative Agent and each Issuing Bank, to cause from time to time an increase in the Commitments of the Lenders (a “Commitment Increase”) by adding to this Agreement one or more additional financial institutions that is not already a Lender hereunder and that is reasonably satisfactory to the Administrative Agent or by allowing one or more existing Lenders to increase their respective Commitments (each a “CI Lender”); provided, however that (i) no Event of Default shall have occurred which is continuing, (ii) no such Commitment Increase shall cause the Commitments under this Agreement to exceed $1,500,000,000, (iii) no Lender’s Commitment shall be increased without such Lender’s prior written consent, (iv) if, on the effective date of such increase, any Loans have been funded or any LC Exposure exists, then (a) the Borrower shall be obligated to pay any breakage fees or costs in connection with the reallocation of such outstanding Loans, (b) all conditions to the obligation of any Lender to make a Loan on such date shall have been satisfied, (c) all Loans and participations in the LC Exposure (including participations retained by the applicable Issuing Banks in their capacity as Lenders) shall be fully reallocated on a prorata basis among, and such reallocation shall be agreed to and accepted by, all Lenders (such prorata reallocation to be determined immediately after such increase) and (d) the Borrower shall pay all accrued and unpaid interest on all amounts reallocated to a CI Lender, and (v) each CI Lender that is not already a Lender hereunder shall execute a joinder agreement in the form of Exhibit F attached hereto (a “Joinder Agreement”).
          (b) Any Commitment Increase shall be requested by written notice from the Borrower to the Administrative Agent (a “Notice of Commitment Increase”) in the form of Exhibit B attached hereto and shall be approved by the Administrative Agent, such consent to not be unreasonably withheld. Each such Notice of Commitment Increase shall specify (i) the proposed effective date of such Commitment Increase, which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase, (ii) the amount of the requested Commitment Increase (provided that after giving effect to such requested Commitment Increase, the aggregate amount of the Commitments does not exceed the amount set forth in subsection (a)(ii) above), (iii) the identity of each CI Lender, and (iv) the amount of the respective Commitments of the then existing Lenders and the CI Lenders from and after the Commitment Increase Effective Date (as defined below). The Administrative Agent shall review each Notice of Commitment Increase and shall notify the Borrower whether or not the Administrative Agent consents to the proposed Commitment Increase. If the Administrative Agent consents to such Commitment Increase (such consent not to be unreasonably withheld) and if each Issuing Bank approves such Commitment Increase, the Administrative Agent shall execute a counterpart of the Notice of Commitment Increase and such Commitment Increase shall be effective on the proposed effective date set forth in the Notice of Commitment Increase (if the Administrative Agent consented to such Commitment Increase prior to such proposed date) or on another date agreed to by the Administrative Agent and the Borrower (such date referred to as the “Commitment Increase Effective Date”).
          (c) On each Commitment Increase Effective Date, to the extent that there are Loans outstanding as of such date, (i) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount, which amount, for each such CI Lender, shall constitute Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (ii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount, which amount, for each such Reducing

Percentage Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.10, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Loans of such Reducing Percentage Lender, and (iii) the Borrower shall be responsible to pay to each Lender any breakage fees or costs in connection with the reallocation of any outstanding Loans.
          (d) For purposes of this Section 2.02 and Exhibit B, the following defined terms shall have the following meanings: (i) “New Funds Amount” means the amount equal to (x) a CI Lender’s increase in Commitment or a CI Lender’s new Commitment (as applicable) times (y) the aggregate principal amount of the outstanding Loans immediately prior to giving effect to the Commitment Increase, if any, as of a Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Loans as a result of borrowings made after giving effect to the Commitment Increase on such Commitment Increase Effective Date) divided by (z) the aggregate Commitments after giving effect to the Commitment Increase; (ii) “Reducing Percentage Lender” means each then existing Lender immediately prior to giving effect to the Commitment Increase whose relative percentage of the Commitments shall be reduced after giving effect to such Commitment Increase; and (iii) “Reduction Amount” means, with respect to any Reducing Percentage Lender, the amount equal to (x) the aggregate principal amount of the outstanding Loans immediately prior to giving effect to the Commitment Increase, if any, as of a Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Loans as a result of borrowings made after giving effect to the Commitment Increase on such Commitment Increase Effective Date) times (y) the amount (expressed as a decimal) by which such Reducing Percentage Lender’s Applicable Percentage immediately prior to such increase exceeds such Reducing Percentage Lender’s Applicable Percentage after giving effect to the Commitment Increase.
          (e) Each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness (i) with respect to each CI Lender who is not already a Lender hereunder, the Administrative Agent shall record in the register such CI Lender’s information as provided in the Notice of Commitment Increase and pursuant to an Administrative Questionnaire satisfactory to the Administrative Agent that shall be executed and delivered by each such CI Lender to the Administrative Agent on or before the Commitment Increase Effective Date, (ii) Schedule 2.01 hereof shall be amended and restated to set forth all Lenders (including any CI Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of such amended and restated Schedule 2.01, and (iii) each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement.

     Section 2.03 Loans and Borrowings.
          (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option (but subject to Section 2.18) may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurodollar Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     Section 2.04 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the same Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with this Agreement:
(i)	the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.05 Letters of Credit.
          (a) General. The Borrower, the Administrative Agent, the Issuing Banks and the Lenders hereby agree that all Existing Letters of Credit shall be deemed to be issued under this Agreement as of the Effective Date and shall constitute Letters of Credit hereunder for all purposes (except that the Issuing Banks’ standard issuance fee shall not be payable on such deemed issuance). Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby Letters of Credit, in dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Condition. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that no provision in such application shall be deemed effective to the extent such provision contains, provides for, or requires, representations, warranties, covenants, security interests, Liens, indemnities, reimbursements of costs or expenses, events of defaults, remedies, or standards of care or to the extent such provision conflicts or is inconsistent with this Agreement. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total

Credit Exposures shall not exceed the total Commitments and (ii) the LC Exposure shall not exceed in the aggregate $250,000,000 at any time.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
          (d) Participation. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Banks or the Lenders, the Issuing Banks hereby grant to each Lender, and each Lender hereby acquires from the Issuing Banks, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Banks, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Banks and not reimbursed by the Borrower on the date due as provided in paragraph (e) below, and of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $5,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Banks the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Banks or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Banks, then to such Lenders and Issuing Banks as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Banks for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or (iii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Banks may, in their sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank that issued a Letter of Credit shall, promptly following receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Banks have made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Banks and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) above, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Additional and Replacement Issuing Banks. Any other Lender in addition to JPMorgan Chase Bank, N.A. selected by the Borrower and agreed to by such Lender may become an Issuing Bank. The Borrower shall provide JPMorgan Chase Bank, N.A. notice of any such additional Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to amend, extend or renew any Letter of Credit.
          (j) Cash Collateralization. If the Loans have become due and payable (A) pursuant to Article VII (other than pursuant to clause (h) or (i) of such Article VII), on the Business Day following the Business Day that the Borrower receives notice from the Administrative Agent (at the direction of Required Lenders) or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, or (B) pursuant to clause (h) or (i) of Article VII, without any demand or the taking of any other action by the Issuing Banks, the Administrative Agent, or any of the Lenders, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest on LC Disbursements comprising such LC Exposure. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account (which shall be invested in obligations of, obligations guaranteed by, or obligations backed by the full faith and credit of, the United States of America, certificates of deposit of Administrative Agent or commercial paper having the highest rating from S&P or Moody’s, in each case maturing in less than 180 days). Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse an Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.
     Section 2.06 Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 pm, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the applicable Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

     Section 2.07 Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with this Agreement:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
          If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     Section 2.08 Termination and Reduction of Commitments.
          (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (b) The Borrower may at any time terminate, or from time to time, reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the total Credit Exposures would exceed the Commitments.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Applicable Percentages.
     Section 2.09 Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form attached hereto as Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     Section 2.10 Prepayment of Loans.
          (a) Subject to any breakage funding costs payable pursuant to Section 2.15, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty, provided that each prepayment is in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, or if such amount is lesser, the outstanding amount of the Borrowing, and made subject to prior notice in accordance with paragraph (b) of this Section.
          (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

     Section 2.11 Fees.
          (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Margin for commitment fees on the daily amount of the unused Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued Commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin for Letters of Credit on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided that the minimum participation fee payable to any Lender with respect to any Letter of Credit will be $500 times such Lender’s Applicable Percentage, and (ii) to the Issuing Bank an issuance fee of $250 and a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
     Section 2.12 Interest.
          (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate, but not to exceed the Highest Lawful Rate.

          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but not to exceed the Highest Lawful Rate.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, but not to exceed the Highest Lawful Rate.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.
     Section 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
     Section 2.14 Increased Costs.
          (a) If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Banks; or
               (ii) impose on any Lender or the Issuing Banks or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (excluding, in each case, Taxes, as to which Section 2.16 shall govern);
          and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Banks of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Banks hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Banks, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Banks, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or an Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower. The Borrower shall pay to the Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section in reasonable detail shall be delivered to the Borrower. The Borrower shall pay to the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     Section 2.16 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, or Issuing Banks (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender, and the Issuing Banks within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, or the Issuing Banks, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability in reasonable detail shall be delivered to the Borrower by a Lender or the Issuing Banks, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Banks.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) Upon the Borrower’s written request, the Administrative Agent and each Lender shall use reasonable efforts to make any filings necessary to obtain any refund, deduction or credit of any Taxes or Other Taxes as to which the Borrower has indemnified it or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16. If the Administrative Agent or a Lender receives any material refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person or to attempt to take any position to obtain a refund, deduction, or credit, which attempt would be inconsistent with any reporting position otherwise taken by the Administrative Agent or such Lender on its applicable tax returns.
     Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Banks as expressly provided herein and except that payments pursuant to Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Banks with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.18 Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Banks) which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lenders that:
     Section 3.01 Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     Section 3.02 Authorization; Enforceability. The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and all Subsidiary Guaranties have been duly executed and delivered by the Obligor which is a party thereto, and constitute a legal, valid and binding obligation of such Obligor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not violate the charter, by-laws or other organizational documents of the Borrower or any of its Restricted Subsidiaries or (b) except as to matters that could not reasonably be expected to result in a Material Adverse Effect, (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries.
     Section 3.04 Financial Condition; No Material Adverse Change.
          (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2004, reported on by PricewaterhouseCoopers LLC, independent public accountants, and (ii) as of and for the fiscal quarter and the nine months ended September 30, 2005, certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) Since December 31, 2004, through and including the Effective Date, there has been no change which could reasonably be expected to have a Material Adverse Effect.
     Section 3.05 Properties. Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for any failure, defect or other matter that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.06 Litigation and Environmental Matters.
          (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or that involve this Agreement or the Transactions.
          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     Section 3.07 Compliance with Laws. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     Section 3.08 Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
     Section 3.09 Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves including Taxes that are being contested in good faith by appropriate proceedings or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The Borrower and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Neither the Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due.
     Section 3.11 Disclosure. The information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains no material misstatement of fact nor omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
ARTICLE IV
CONDITIONS
     Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vinson & Elkins LLP, outside counsel for the Borrower, covering those matters described on Exhibit C. The Borrower hereby requests such counsel to deliver such opinion.
          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
          (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 4.02.
          (e) The Administrative Agent, Lenders and Arranger shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (f) All commitments under the Existing Credit Agreement shall have been terminated in full and all amounts (including accrued fees in respect of Existing Letters of Credit) outstanding under the Existing Credit Agreement shall have been paid in full.
          (g) The Administrative Agent shall have received an original promissory note as contemplated by Section 2.09(e) for each Lender that has notified the Administrative Agent prior to the Effective Date that such Lender requests such note.
     The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless such notice is given at or prior to 3:00 p.m., New York City time, on December 30, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
     Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Borrower set forth in this Agreement and of the Subsidiary Guarantors set forth in the Subsidiary Guaranties shall be true and correct on and as of the date of such Borrowing or the date of the issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
          (c) Until the Mid-Investment Grade Date, No Material Adverse Effect shall have occurred since September 30, 2005.
     Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section, and until the Mid-Investment Grade Date, as to the matters specified in paragraph (c) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
          (a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated (and if any Unrestricted Subsidiary existed during such year, its unaudited consolidating) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, (i) all (other than any such consolidating balance sheet and consolidating statements) reported on by PricewaterhouseCoopers LLC or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) in the case of such consolidating balance sheet and consolidating statements, if any, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidating basis in accordance with GAAP consistently applied;
          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated (and if any Unrestricted Subsidiary existed during such year, its consolidating) balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis (and, in the case of such consolidating balance sheet and consolidating statements, if any, on a consolidating basis) in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) simultaneously with the delivery of the financial statements referred to in subsections (a) or (b) of this Section 5.01, a copy of the certification signed by the principal executive officer and the principal financial officer of the Borrower (each, a “Certifying Officer”) as required by Rule 13A-14 under the Securities Exchange Act of 1934 and a copy of the internal controls disclosure statement by such Certifying Officers as required by Rule 13A-15 under the Securities Exchange Act of 1934 and Final Rules Release No. 33-8238 of the United States Securities and Exchange Commission, each as included in the Borrower’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, for the applicable fiscal period;
          (d) concurrently with any delivery of financial statements under subsections (a) or (b) of this Section 5.01, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.04 (a), (b) and (c);
          (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
          (f) prior to a Stable Investment Grade Date (i) by April 30 of each year, the Borrower shall furnish to the Administrative Agent and to each Lender a Reserve Report, which Reserve Report shall be dated as of the immediately preceding December 31 and shall set forth the Proved Reserves attributable to all or substantially all of the Oil and Gas Properties then owned by the Borrower and its Restricted Subsidiaries and the PV attributable thereto as contemplated in the definition of Reserve Report; and (ii) prior to a GOM Concentration Date, if a mid-year PV calculation has been requested by the Borrower or the Required Lenders, promptly, and in no event later than 45 days after such request, the Borrower shall furnish to the Administrative Agent and to each Lender a Reserve Report, which Reserve Report shall be dated as of the immediately preceding June 30 and shall set forth the Proved Reserves attributable to all or substantially all of the Oil and Gas Properties then owned by the Borrower and its Restricted Subsidiaries and the PV attributable thereto as contemplated in the definition of Reserve Report;
          (g) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;
          (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and
          (i) concurrently with delivery of any Reserve Report required under clause (f) of this Section 5.01, a written statement of the Borrower’s hedging arrangements since the date of the last such statement.
     Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that involves monetary claims in excess of $25,000,000 or that could reasonably be expected to result in a Material Adverse Effect if adversely determined;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $35,000,000; and
          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
     Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except for any failure to maintain, preserve or qualify that could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) a termination of such existence, good standing, rights, licenses, permits, privileges and franchises of any Restricted Subsidiary if Borrower determines in good faith that such termination is in the best interest of Borrower and could not reasonably be expected to have a Material Adverse Effect.
     Section 5.04 Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
     Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except for any failure that could not reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
     Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used to repay outstanding bank debt and for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
     Section 5.09 Reserved.
     Section 5.10 Principal Business. Borrower will, and will cause each Restricted Subsidiary to maintain as its primary business the exploration, production and development of oil, natural gas and other liquid and gaseous Hydrocarbons and the gathering, processing, transmission and marketing of Hydrocarbons and activities related or ancillary thereto.
     Section 5.11 Subsidiary Guaranties. If any Restricted Subsidiary is created or acquired which has Guaranteed, or any Restricted Subsidiary Guarantees or proposes to Guarantee (in each case, the “Guaranteeing Subsidiary”), any Indebtedness or other obligation of the Borrower or any Restricted Subsidiary, then the Borrower will cause the Guaranteeing Subsidiary, simultaneously with or prior to such acquisition or creation or such Guarantee of Indebtedness or other obligation, as the case may be, to deliver to the Administrative Agent (i) a Subsidiary Guaranty duly executed by such Guaranteeing Subsidiary, (ii) certified copies of the charter, by-laws, partnership or company agreement or similar documents pertaining to such Guaranteeing Subsidiary, (iii) evidence, reasonably satisfactory to the Administrative Agent, of the authorization and due execution and delivery of such Subsidiary Guaranty by such Guaranteeing Subsidiary, (iv) other documents and certificates of the type referred to in Section 4.01(c) with respect to such Guaranteeing Subsidiary and (v) a legal opinion of counsel reasonably acceptable to the Administrative Agent covering the items substantially as set forth in Exhibit C, but referring to such Guaranteeing Subsidiary and such Subsidiary Guaranty rather than the Borrower and the documents referred to in Exhibit C.

ARTICLE VI
NEGATIVE COVENANTS
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     Section 6.01 Indebtedness. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, or assume (collectively “incur”) any Indebtedness if at the time of such incurrence or immediately after giving effect thereto, any Default shall have occurred and is continuing; and
          (b) The Borrower will not permit any Restricted Subsidiary to incur Indebtedness except for (i) Indebtedness of a Restricted Subsidiary in respect of letters of credit issued for the account of such Restricted Subsidiary that do not secure Indebtedness or obligations of the Borrower or an Unrestricted Subsidiary, (ii) Indebtedness owed by such Restricted Subsidiary to the Borrower or to another Restricted Subsidiary; (iii) Indebtedness of a Person that becomes, by acquisition or merger, a Restricted Subsidiary which Indebtedness (A) existed prior to the time of such acquisition or merger and was not incurred or created in contemplation of such acquisition or merger and (B) is repaid or otherwise ceases to be Indebtedness of a Restricted Subsidiary within 270 days after such acquisition or merger; (iv) Indebtedness of any Restricted Subsidiary in respect of production payments, forward sales, similar arrangements and other secured Indebtedness, in each case referred to in Section 6.02(g); and (v) other Indebtedness outstanding at such time for all Restricted Subsidiaries (but without duplication) in an aggregate amount not exceeding $100,000,000.
     Section 6.02 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Permitted Encumbrances;
          (b) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (c) any Lien on any property or asset existing prior to the acquisition thereof by the Borrower or any Subsidiary or on any property or asset of any Person that becomes a Subsidiary after the date hereof existing prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary, and (iii)

such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (d) Liens created in connection with the acquisition, development, construction or improvement by the Borrower or any Restricted Subsidiary of fixed or capital assets; provided that (i) such Liens secure Indebtedness permitted by Section 6.01 and all Indebtedness secured by Liens permitted by this clause does not exceed $75,000,000 in the aggregate outstanding at any time, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such development, construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, developing, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any property or assets of the Borrower or any Restricted Subsidiary other than such fixed or capital assets so acquired, developed, constructed or improved and other fixed or capital assets that are developed or improved thereby or otherwise reasonably related thereto (in the good faith determination of the Borrower) and working capital assets related thereto (including but not limited to revenue from, and insurance, condemnation, sale and other proceeds of, any such fixed or capital assets); and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and do not apply to any other property or assets not previously encumbered by the Lien so extended, renewed or replaced;
          (e) Liens securing Obligations;
          (f) Liens on deposits pursuant to any Swap Agreement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business, not to exceed $75,000,000 in the aggregate amount outstanding at any time; and
          (g) production payments, forward sales and similar arrangements and other secured Indebtedness; provided that the aggregate amount of Indebtedness attributable thereto does not exceed 10% of Consolidated Net Tangible Assets determined as of the time each such production payment, forward sale or similar arrangement or other secured Indebtedness is entered into and determined based upon the financial statements then most recently delivered pursuant to Section 5.01 (a) and (b), and without reduction to Consolidated Net Tangible Assets on account of any such production payment, forward sale or similar arrangement or other secured Indebtedness.
     Section 6.03 Fundamental Changes.
          (a) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its business or assets, or any Equity Interests of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, this Section 6.03 shall not prohibit (i) any Person from merging into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) from merging into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary wholly-owned by the Borrower, (iii) any Restricted Subsidiary from selling, transferring, leasing or otherwise disposing of its assets to the Borrower or to another Restricted Subsidiary wholly-owned by the Borrower, (iv) any Restricted Subsidiary from liquidating or dissolving if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (v) any Restricted Subsidiary from selling, transferring, leasing or otherwise disposing of its assets if such sale, transfer, lease or other disposition would otherwise be permitted under Section 6.14.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
     Section 6.04 Financial Covenants
          (a) The Borrower shall not permit, at any time, the ratio of Total Debt to Total Cap to be greater than 0.60 to 1.0 or to be less than zero.
          (b) The Borrower shall not permit, at any time, the ratio of Total Debt at such time to Consolidated EBITDAX for the four fiscal quarters most recently ended on (if such day is the last day of a fiscal quarter) or prior to such date to exceed 3.5 to 1.0 or be less than zero.
          (c) Prior to the occurrence of a Stable Investment Grade Date, the Borrower will not permit on any day the ratio of (i) PV to (ii) Total Debt on such day to be less than 1.75 to 1.0. The first determination day shall be April 30, 2006 for the Reserve Report effective as of December 31, 2005.
     Section 6.05 Investments, Loans, Advances and Guarantees. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any loans or advances to, Guarantee any obligations of, or make any investment or acquire any other interest in, any Unrestricted Subsidiaries except that the Borrower or any Restricted Subsidiary may make loans or advances to, or investments or other interests in Unrestricted Subsidiaries if at the time of the making of such loan, advance, investment or other interest (all such loans, advances, investments and other interests are collectively referred to in this Section 6.05 as “Investments”) (i) the aggregate amount of such Investments plus the aggregate amount of all Restricted Payments made during each fiscal year of the Borrower does not exceed $250,000,000, and (ii) at the time of any such Investment, and immediately after giving effect thereto, no Default shall have occurred and be continuing.
          (b) No Restricted Subsidiary shall Guarantee Indebtedness of the Borrower unless it shall have previously or concurrently therewith Guaranteed the Obligations under the Loan Documents on at least an equal and ratable basis with such Guarantee of Indebtedness of the Borrower in accordance with Section 5.11 hereof.
     Section 6.06 Swap Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual or projected exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary and (c) other Swap Agreements permitted under the risk management policies approved by the Borrower’s Board of Directors from time to time and not subjecting the Borrower and its Restricted Subsidiaries to material speculative risks.
     Section 6.07 Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on fair and reasonable terms, (b) transactions between or among the Borrower and its wholly-owned Restricted Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.12.
     Section 6.08 Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of (a) the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness (including Capital Lease Obligations) permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     Section 6.09 Reserved.
     Section 6.10 Designation of Unrestricted Subsidiaries. The Borrower will not designate any Subsidiary as an Unrestricted Subsidiary, unless:
     (i) neither such Subsidiary nor any of its subsidiaries has any Indebtedness except Non-Recourse Debt;
     (ii) neither such Subsidiary nor any of its subsidiaries is a party to any agreement, arrangement, understanding or other transaction with the Borrower or any Restricted Subsidiary, except those agreements and other transactions entered into in writing in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower and each Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
     (iii) neither such Subsidiary nor any of its subsidiaries is a Guarantor Subsidiary or has any outstanding Letter of Credit issued for its account;
     (iv) at the time of such designation and immediately after giving effect thereto, no Default shall have occurred and be continuing;
     (v) the Borrower would have been in compliance with Sections 6.04 (a), (b) and (c) on the last day of the most recently ended fiscal quarter of the Borrower had such Subsidiary been an Unrestricted Subsidiary on such day;
     (vi) neither such Subsidiary nor any of its subsidiaries owns any Indebtedness or Equity Interest of, or is the beneficiary of any Lien on any property of, the Borrower or any Restricted Subsidiary; and
     (vii) at or immediately prior to such designation, the Borrower delivers a certificate to the Lenders certifying (a) the names of such Subsidiary and all of its subsidiaries, and (b) that all requirements of this Section have been met for such designation.
     Section 6.11 New Unrestricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to acquire or create any subsidiary of such Unrestricted Subsidiary unless such subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 6.10.
     Section 6.12 Restricted Payments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, pay, declare or make, or agree to pay, declare or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (d) the Borrower may declare and pay cash dividends, and redeem for cash or repurchase for cash its common and preferred stock, if in each case (i) the aggregate amount of such dividends plus the aggregate amount paid for such redemptions and repurchases from the Effective Date through the Maturity Date does not exceed $500,000,000, and (ii) at the time of any such dividend, redemption or repurchase, and immediately after giving effect thereto, no Default shall have occurred and be continuing.
     Section 6.13 Preferred Stock. The Borrower will not permit any Restricted Subsidiary to issue preferred stock.
     Section 6.14 Sale of Oil and Gas Properties. The Borrower and its Restricted Subsidiaries, taken as a whole, will not sell all or substantially all of their Oil and Gas Properties.

     Section 6.15 Sale Leaseback Transactions. The Borrower will not enter into, and will not permit any Restricted Subsidiary to enter into, any Sale Leaseback Transaction if, immediately after giving effect thereto, the aggregate amount of all Attributable Obligations for all Sale Leaseback Transactions would exceed $50,000,000.
     Section 6.16 Sale or Discount of Receivables. The Borrower will not, and will not permit any Restricted Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable, except that the Borrower may discount or sell past due accounts receivable and past due notes receivable if the Borrower determines in its reasonable judgment that such course of action is a reasonably prudent means of collection with respect to such note receivable or account receivable and if the notes and accounts receivables discounted or sold do not constitute a material portion of the Borrower’s and the Restricted Subsidiaries’ notes receivable or accounts receivable outstanding at such time.
     Section 6.17 Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property, where such violations and remedial obligations would in the aggregate, have a Material Adverse Effect.
ARTICLE VII
EVENTS OF DEFAULT
     If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary Guarantor in or in connection with this Agreement, any Subsidiary Guaranty or any amendment or modification hereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any Subsidiary Guaranty or any amendment or modification hereof or thereof or any waiver hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made and either (1) an officer of the Borrower had actual knowledge that such representation or warranty was false or incorrect in a material respect when made or (2) if no officer had such knowledge, such representation or warranty shall continue to be false or incorrect in any material respect thirty (30) Business Days after the earlier of an officer of the Borrower obtaining actual knowledge thereof or written notice thereof shall have been sent to Borrower by Administrative Agent or by any Lender;
          (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence), or Section 5.08 or in Article VI;
          (e) the Borrower or any Subsidiary Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any Subsidiary Guaranty (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
          (f) the Borrower or any Restricted Subsidiary shall fail to make any payment of principal or interest in respect of any Material Indebtedness (other than in respect of any Swap Agreement), when and as the same shall become due and payable and such failure continues beyond any applicable period of grace provided therefor or any event or condition occurs that results in any Material Indebtedness (including in respect of any Swap Agreement) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than in respect of any Swap Agreement) or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such event or condition continues beyond any applicable period of grace provided therefor, provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such Indebtedness is paid when due;
          (g) any event or condition occurs (with respect to which the Borrower or any Restricted Subsidiary is the defaulting party) that enables or permits the holder or holders of any Material Indebtedness under a Swap Agreement to declare an early termination date or otherwise cause such Material Indebtedness to become due prior to its scheduled maturity and such event or condition continues beyond any applicable period of grace provided therefor, except where such event or condition is being contested in good faith;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any

Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material domestic assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;
          (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000 for all periods;
          (m) a Change in Control shall occur;
          (n) any provision of any Subsidiary Guaranty for any reason is not a legal, valid, binding and enforceable obligation of the Subsidiary Guarantor shown as being a party thereto or any Subsidiary or the Borrower shall so state in writing; provided that an Event of Default shall not exist under this clause (n) unless the Subsidiary Guarantors implicated hereby consist of Material Subsidiaries; or
          (o) the Borrower or any other Person shall petition or apply for or obtain any order restricting payment by an Issuing Bank under any Letter of Credit or extending the liability of an Issuing Bank under any Letter of Credit beyond the expiration date stated therein;
then, and in every such event (other than an event with respect to an Obligor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to an Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
     Section 8.01 Administrative Agent. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

     Each Lender, ratably in accordance with its respective Applicable Percentage, shall indemnify the Administrative Agent, sub-agents appointed by the Administrative Agent pursuant to this Article VIII and each Related Party of the Administrative Agent and such sub-agents (each such Person being called an “Agent Indemnitee”) against, and hold each Agent Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Agent Indemnitee, incurred by or asserted against any Agent Indemnitee to the extent (i) that such Agent Indemnitee is entitled to indemnification from the Borrower pursuant to Section 9.03(b) and (ii) either (1) such Agent Indemnitee is not promptly and indefeasibly paid the amount of such indemnification by the Borrower or (2) any such payment is rescinded or must otherwise be returned by such Agent Indemnitee upon the insolvency, bankruptcy or reorganization of any Person or otherwise. It is the express intent of the parties hereto that each Agent Indemnitee shall, to the extent contemplated in Section 9.03 be indemnified for its own ordinary, sole or contributory negligence. Payment by any Lender pursuant to this Article VIII shall not relieve the Borrower of its obligations under Section 9.03, and each Lender making a payment under this paragraph shall be entitled to receive from each Agent Indemnitee such Lender’s ratable share of any amount indefeasibly recovered by such Agent Indemnitee from the Borrower on account of the previously unpaid indemnification pursuant to Section 9.03(b) that required such payment by such Lender under this paragraph, in each case without interest.
     Section 8.02 The Arranger, Sole Bookrunner, Syndication Agent and Documentation Agents. The Arranger, Sole Bookrunner, Syndication Agent and Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders (or as an Issuing Bank, if applicable) hereunder.
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
    (i) if to the Borrower, to 363 N. Sam Houston Parkway, Suite 2020, Houston, Texas 77060, Attention of chief financial officer (Telecopy No. (713) 847-6006);
    (ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas, 77002, Attention of Ms. Janene English (Facsimile No. (713) 427-6307), with a copy to JPMorgan Chase Bank, N.A., 600 Travis Street, 20th Floor, Houston, Texas 77002, Attention of Mr. Peter Licalzi (Facsimile No. (713) 216-4117);

    (iii) if to the Issuing Banks, to JPMorgan Chase Bank, N.A. at the address set forth in paragraph (ii) above, and if to any other Lender who is an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and
    (iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto, or, in the case of any Lender, to the Administrative Agent and the Borrower. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Section 9.02 Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Banks or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Banks may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement, any provision hereof, nor any provisions of the Subsidiary Guaranties may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c), or Section 2.08(c) in a manner that would alter the pro rata treatment of Lenders or pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be.
     Section 9.03 Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Arranger and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the Subsidiary Guaranties or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Banks or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the Subsidiary Guaranties, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and each Related Party of the Administrative Agent, any Issuing Bank or any Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Banks to honor any demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability

related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; and SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR ANY STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Banks under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Banks, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Banks in its capacity as such.
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable promptly after written demand therefor.
     Section 9.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliates of the Issuing Banks that issue any Letters of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person

(other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliates of the Issuing Banks that issue any Letters of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
                    (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
                    (B) the Administrative Agent and each Issuing Bank, provided that no consent of the Administrative Agent or any Issuing Bank shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.
               (ii) Assignments shall be subject to the following additional conditions:
                    (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
                    (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitments or Loans;
                    (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
                    (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and comply with the requirements of Section 2.16(e).

          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender .
                    (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
                    (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
                    (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this paragraph (b) of this Section and any written consent to such assignment required by this paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
               (ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Banks or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

     Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT, SUCH SEPARATE LETTER AGREEMENTS AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 9.08 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 9.09 WAIVER OF JURY TRIAL. EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT RELATED TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.09.
     Section 9.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 9.11 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any self-regulatory body claiming to have authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or authority, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) to its advisors (other than its accountants and legal counsel), (iv) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (v) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (vi) to a nationally recognized rating agency that requires access to information regarding the Borrower, the Loans and Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Banks or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 9.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     Section 9.13 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 9.14 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
[SIGNATURE PAGES BEGIN NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Borrower:	NEWFIELD EXPLORATION COMPANY

	By:	/s/ TERRY W. RATHERT

Terry W. Rathert
Vice President and Chief Financial Officer
Signature Page to the Credit Agreement

Administrative Agent, Issuing Bank and Lender:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Robert C. Mertensotto

	Name:	Robert C. Mertensotto
	Title:	Managing Director
Signature Page to the Credit Agreement

Arranger:	J.P. MORGAN SECURITIES INC.

	By:	/s/ George Serice

	Name:	George Serice
	Title:	Vice President
Signature Page to the Credit Agreement

Syndication Agent and Lender:	WACHOVIA BANK, NATIONAL ASSOCIATION

	By:	/s/ Shawn Young

	Name:	Shawn Young
	Title:	Vice President
Signature Page to the Credit Agreement

Documentation Agent and Lender:	BANK OF AMERICA, N.A.

	By:	/s/ Jeffrey H. Rathkamp

	Name:	Jeffrey H. Rathkamp
	Title:	Principal
Signature Page to the Credit Agreement

Documentation Agent and Lender:	THE ROYAL BANK OF SCOTLAND, plc

	By:	/s/ Patricia Dundee

	Name:	Patricia Dundee
	Title:	Managing Director
Signature Page to the Credit Agreement

Documentation Agent and Lender:	CAYLON NEW YORK BRANCH

	By:	/s/ Bertrand Cord’homme

	Name:	Bertrand Cord’homme
	Title:	Director

	By:	/s/ Michael Willis

	Name:	Michael Willis
	Title:	Vice President
Signature Page to the Credit Agreement

Documentation Agent and Lender:	HARRIS NESBITT FINANCING, INC.

	By:	/s/ Mary Lou Allen

	Name:	Mary Lou Allen
	Title:	Vice President
Signature Page to the Credit Agreement

Lenders:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Kathryn A. Gaiter

	Name:	Kathryn A. Gaiter
	Title:	Vice President
Signature Page to the Credit Agreement

Lenders:	UNION BANK OF CALIFORNIA, N.A.

	By:	/s/ Ali Ahmed

	Name:	Ali Ahmed
	Title:	Vice President

	By:	/s/ Carl Stutzman

	Name:	Carl Stutzman
	Title:	Senior Vice President and Manager
Signature Page to the Credit Agreement

Lenders:	DNB NOR BANK ASA

	By:	/s/ Peter M. Dodge

	Name:	PETER M. DODGE
	Title:	SENIOR VICE PRESIDENT

	By:	/s/ Espen Kvilekval

	Name:	ESPEN KVILEKVAL
	Title:	SENIOR VICE PRESIDENT
Signature Page to the Credit Agreement

Lenders:	SOCIETE GENERALE

	By:	/s/ Josh Rogers

	Name:	Josh Rogers
	Title:	Vice President
Signature Page to the Credit Agreement

Lenders:	THE BANK OF NEW YORK

	By:	/s/ Craig J. Anderson

	Name:	Craig J. Anderson
	Title:	Vice President
Signature Page to the Credit Agreement

Lenders:	UFJ BANK LTD.

	By:	/s/ Clyde L. Redford

	Name:	Clyde L. Redford
	Title:	Senior Vice President
Signature Page to the Credit Agreement

Lenders:	AMEGY BANK NATIONAL ASSOCIATION

	By:	/s/ Mark A. Serice

	Name:	Mark A. Serice
	Title:	Vice President
Signature Page to the Credit Agreement

Lenders:	BARCLAYS BANK

	By:	/s/ Nicholas A. Bell

	Name:	Nicholas A. Bell
	Title:	Director
Signature Page to the Credit Agreement

Lenders:	COMERICA BANK

	By:	/s/ Juli Bieser

	Name:	Juli Bieser
	Title:	Vice President
Signature Page to the Credit Agreement

Lenders:	COMPASS BANK

	By:	/s/ Murray E. Brasseux

	Name:	Murray E. Brasseux
	Title:	Executive Vice President
Signature Page to the Credit Agreement

Lenders:	ING CAPITAL

	By:	/s/ Richard Ennis

	Name:	Richard Ennis
	Title:	Managing Director
Signature Page to the Credit Agreement

Lenders:	MIZUHO CORPORATE BANK, LTD.

	By:	/s/ Raymond Ventura

	Name:	Raymond Ventura
	Title:	Deputy General Manager
Signature Page to the Credit Agreement

Lenders:	NATEXIS BANQUES POPULAIRES

	By:	/s/ Donovan C. Broussard

Donovan C. Broussard
Vice President & Group Manager

	By:	/s/ Louis P. Laville

Louis P. Laville, III
Vice President & Group Manager
Signature Page to the Credit Agreement
Newfield Exploration Company

SCHEDULE 2.01
COMMITMENTS

	Amount of	Percentage of Total
Lender	Commitment	Commitments*
JPMorgan Chase Bank, N.A.	$80,000,000	8.00%
Wachovia Bank, National Association	$80,000,000	8.00%
Bank of America, N.A.	$80,000,000	8.00%
The Royal Bank Of Scotland plc	$80,000,000	8.00%
Calyon New York Branch	$80,000,000	8.00%
Harris Nesbitt Financing, Inc.	$80,000,000	8.00%
U.S. Bank National Association	$70,000,000	7.00%
Union Bank of California, N.A.	$70,000,000	7.00%
DNB NOR Bank ASA	$50,000,000	5.00%
Societe Generale	$50,000,000	5.00%
The Bank of New York	$35,000,000	3.50%
UFJ Bank Ltd.	$35,000,000	3.50%
Amegy Bank National Association	$30,000,000	3.00%
Barclays Bank	$30,000,000	3.00%
Comerica Bank	$30,000,000	3.00%
Compass Bank	$30,000,000	3.00%
ING Capital	$30,000,000	3.00%
Mizuho Corporate Bank, Ltd.	$30,000,000	3.00%
Natexis Banque Populaires	$30,000,000	3.00%

	$1,000,000,000

Schedule 2.01

SCHEDULE 3.06
DISCLOSED MATTERS

Schedule 3.06

[Intentionally omitted from filing.]

SCHEDULE 6.02
LIENS

Schedule 6.02

[Intentionally omitted from filing.]

SCHEDULE 6.08
EXISTING RESTRICTIVE AGREEMENTS

Schedule 6.08

[Intentionally omitted from filing.]

EXHIBIT A
FORM OF
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below [, as amended] (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee, it being agreed that as used herein and in Annex 1 the term “Effective Date” shall have the meaning set forth below and not the meaning set forth in the Credit Agreement. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations (including, without limitation, all liabilities and duties under Sections 2.05(d) and 2.05(e)) in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee

[and is an Affiliate/Approved Fund of [identify Lender]1]

[1] Select as applicable.

EXHIBIT A - 1

3.	Borrower	Newfield Exploration Company
4. Administrative Agent: ___, as the administrative agent under the Credit Agreement
5. Credit Agreement: [The [amount] Credit Agreement dated as of [___,] among Newfield Exploration Company, the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and each Issuing Bank]

6.	Assigned Interest:

	Aggregate Amount of	Amount of	Percentage Assigned
	Commitment/Loans	Commitment/Loans	of
Facility Assigned	for all Lenders	Assigned	Commitment/Loans[2]
All facilities	$	$	%
Effective Date: ___ ___, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[2] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT A - 2

Consented to and Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By
Title

[NAME OF ISSUING BANK], as Issuing Bank

By
Title

[Consented to:

NEWFIELD EXPLORATION COMPANY

By	][3]
Title

[3] To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

EXHIBIT A - 3

ANNEX 1
[__________________]4
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 3.04 or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and it has made such analysis and decision independently and without reliance on the Administrative Agent, any Issuing Bank or any Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor, any Issuing Bank or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[4] Describe Credit Agreement at option of Administrative Agent.

EXHIBIT A - 4

          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT A - 5

EXHIBIT B
FORM OF
NOTICE OF COMMITMENT INCREASE
[Date]
JPMorgan Chase Bank, N.A.
__________________
__________________
Attention: _____________________
     Ladies and Gentlemen:
     The undersigned, Newfield Exploration Company, refers to the Credit Agreement dated as of December 2, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined) among Newfield Exploration Company (the “Borrower”), the Issuing Banks and Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02(b) of the Credit Agreement that the undersigned hereby requests that the aggregate amount of the Lenders’ Commitments be increased, and in that connection sets forth below the information relating to such proposed Commitment Increase as required by Section 2.02 of the Credit Agreement:
          (a) the effective date of such increase of the aggregate total amount of the Lenders’ Commitments is ___;
          (b) the amount of the requested increase of the aggregate total Lenders’ Commitments is $___;
          (c) the CI Lenders, which have agreed with the Borrower to provide their respective Commitments, are: [INSERT NAMES OF THE CI LENDERS][also, list existing Lenders that have agreed to increase their Commitments]; and
          (d) set forth on Annex I hereto is the amount of the respective Commitments of all Reducing Percentage Lenders, CI Lenders and other Lenders holding Commitments on the Commitment Increase Effective Date.
     Delivery of an executed counterpart of this Notice of Commitment Increase by telecopier shall be effective as delivery of an original executed counterpart of this Notice of Commitment Increase.

Very truly yours,

Newfield Exploration Company

Exhibit B - 1

By:

Name:

Title:

Approved:

JPMorgan Chase Bank, N.A., as Administrative Agent

By:

Name:

Title:

Commitment Increase Effective Date:

Exhibit B - 2

EXHIBIT C
FORM OF OPINION

Exhibit C

[Intentionally omitted from filing.]

EXHIBIT D
FORM OF
SUBSIDIARY GUARANTY
     GUARANTY dated as of                  , 200___made by the undersigned (the “Guarantor”) in favor of the Lenders, the Issuing Banks and the Administrative Agent, as those terms are defined in the Credit Agreement dated as of [___], 2005 among JPMorgan Chase Bank, N.A., as Administrative Agent and as Issuing Bank, Newfield Exploration Company, a Delaware corporation (the “Borrower”), and the Lenders party thereto [as amended] (the “Credit Agreement”; terms defined therein and not defined herein are used herein as therein defined).
     PRELIMINARY STATEMENTS: The Credit Agreement provides for Loans to, and Letters of Credit for the account of, the Borrower and requires this Guaranty be executed by the Guarantor on the circumstances set forth therein. The Guarantor a Restricted Subsidiary and is financially interested in the affairs of the Borrower.
     THEREFORE, in order to induce the Lenders, the Issuing Banks and the Administrative Agent (together the “Beneficiaries” and each a “Beneficiary”) to extend credit or give financial accommodation under or perform duties under the Credit Agreement and to comply with the terms thereof, the Guarantor agrees as follows:
     Section 1. Guaranty of Payment. The Guarantor unconditionally and irrevocably guarantees to the Beneficiaries the punctual payment of all Obligations now owing or which may in the future be owing, when the same are due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, Letter of Credit reimbursement obligations, fees, expenses, indemnification or otherwise (all of the foregoing sums being the “Liabilities”). The Liabilities include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents. This Guaranty is a guaranty of payment and not of collection only. The Beneficiaries shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral. The Guarantor agrees that, as between the Guarantor and the Beneficiaries, the Liabilities may be declared to be due and payable for the purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Liabilities shall immediately become due and payable by the Guarantor for the purposes of this Guaranty.
     Section 2. Guaranty Absolute. The Guarantor guarantees that the Liabilities shall be paid strictly in accordance with the terms of the Loan Documents. The liability of the Guarantor under this Guaranty is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan

Exhibit D - 1

Documents or Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or a guarantor.
     Section 3. Guaranty Irrevocable. This Guaranty is a continuing guaranty of the payment of all Liabilities now or hereafter existing and shall remain in full force and effect until payment in full of all Liabilities and other amounts payable under this Guaranty and termination of all Letters of Credit and the Commitments and until the Credit Agreement is no longer in effect.
     Section 4. Reinstatement. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Liabilities is rescinded or must otherwise be returned by any Beneficiary on the insolvency, bankruptcy or reorganization of the Borrower or any Subsidiary or otherwise, all as though the payment had not been made.
     Section 5. Subrogation; Contribution. The Guarantor shall not exercise any rights which it may acquire by way of subrogation or contribution, by any payment made under this Guaranty or otherwise, until all the Liabilities have been paid in full, all Letters of Credit and Commitments have been terminated, and the Credit Agreement is no longer in effect. If any amount is paid to the Guarantor on account of subrogation or contribution rights, the amount shall be held in trust for the benefit of the Beneficiaries and shall be promptly paid to the Administrative Agent to be credited and applied to the Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Credit Agreement.
     Section 6. Subordination. Without limiting the Beneficiaries’ rights under any other agreement, any liabilities owed by the Borrower to the Guarantor in connection with any extension of credit or financial accommodation by the Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Liabilities, and such liabilities of the Borrower to the Guarantor, if the Required Lenders so request, shall be collected, enforced and received by the Guarantor as trustee for the Beneficiaries and shall be paid over to the Administrative Agent on account of the Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.
     Section 7. Payments Generally. All payments by the Guarantor shall be made in dollars, in the manner and at the place required by the Credit Agreement.
     Section 8. Certain Taxes. The Guarantor further agrees that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or

Exhibit D - 2

therein (“Taxes”). If any Taxes are required to be withheld from any amounts payable hereunder, the amounts so payable shall be increased to the extent necessary to yield (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid. Whenever any Tax is paid by the Guarantor, as promptly as possible thereafter, the Guarantor shall send the Administrative Agent an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by the Administrative Agent.
     Section 9. Representations and Warranties. The Guarantor represents and warrants that: (a) this Guaranty (i) has been authorized by all necessary action; (ii) does not violate any agreement, instrument, law, regulation or order applicable to the Guarantor; (iii) does not require the consent or approval of any Person or entity, including but not limited to any Governmental Authority, or any filing or registration of any kind; and (iv) is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally; and (b) in executing and delivering this Guaranty, the Guarantor has (i) without reliance on any Beneficiary or any information received from any Beneficiary and based upon such documents and information it deems appropriate, made an independent investigation of the transactions contemplated hereby and the Borrower, the Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the Borrower or the obligations and risks undertaken herein with respect to the Liabilities; (ii) adequate means to obtain from the Borrower on a continuing basis information concerning the Borrower; (iii) full and complete access to the Loan Documents and any other documents executed in connection with the Loan Documents; and (iv) not relied and will not rely upon any representations or warranties of any Beneficiary or any acts heretofore or hereafter taken by any Beneficiary (including but not limited to any review by any Beneficiary of the affairs of the Borrower).
     Section 10. Remedies Generally. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law.
     Section 11. Setoff. The Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim any Beneficiary may otherwise have, each Beneficiary shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Guarantor at any of such Beneficiary’s offices, in dollars or in any other currency, against any amount payable by the Guarantor under this Guaranty which is not paid when due (regardless of whether such balances are then due to the Guarantor), in which case it shall promptly notify the Guarantor thereof; provided that the failure to give such notice shall not affect the validity thereof.
     Section 12. Formalities. The Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guaranty or incurrence of any Liability and any other formality with respect to any of the Liabilities or this Guaranty.
     Section 13. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor therefrom, shall be effective unless it is in writing and signed by the Lenders, and then the waiver or consent shall be effective only in

Exhibit D - 3

the specific instance and for the specific purpose for which given. No failure on the part of any Beneficiary to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.
     Section 14. Expenses. The Guarantor shall reimburse each Beneficiary on demand for all costs, expenses and charges (including without limitation fees and charges of external legal counsel for such Beneficiary and costs allocated by its internal legal department) incurred by such Beneficiary in connection with the performance or enforcement of this Guaranty. The obligations of the Guarantor under this Section shall survive the termination of this Guaranty.
     Section 15. Assignment. This Guaranty shall be binding on, and shall inure to the benefit of the Guarantor, each Beneficiary and their respective successors and assigns; provided that the Guarantor may not assign or transfer its rights or obligations under this Guaranty. Without limiting the generality of the foregoing: (a) the obligations of the Guarantor under this Guaranty shall continue in full force and effect and shall be binding on any successor partnership and on previous partners if the Guarantor is a partnership, regardless of any change in the partnership; and (b) each Beneficiary may assign, sell participations in or otherwise transfer its rights under the Loan Documents to any other Person in accordance with the Credit Agreement, and the other Person shall then become vested with all the rights granted to such Beneficiary in this Guaranty to the extent of such assignment, participation or transfer.
     Section 16. Captions. The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.
     Section 17. Governing Law; Jurisdiction; Consent to Service of Process. (e) This Guaranty shall be construed in accordance with and governed by the law of the State of New York.
          (b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty against the Guarantor or its properties in the courts of any jurisdiction.
          (c) The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Exhibit D - 4

          (d) The Guarantor irrevocably consents to service of process by delivery of notice to the address set forth below. Nothing in this Guaranty will affect the right of any Person to serve process in any other manner permitted by law.
     Section 18. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 19. Integration; Effectiveness. This Guaranty alone sets forth the entire understanding of the Guarantor and the Beneficiaries relating to the guarantee by the Guarantor of the Liabilities and constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, it being expressly agreed, however, that this Guaranty does not amend, limit or impair any other Loan Document. This Guaranty shall become effective when it shall have been executed and delivered by the Guarantor to the Administrative Agent. Delivery of an executed signature page of this Guaranty by telecopy shall be effective as delivery of a manually executed counterpart of this Guaranty.
     Section 20. Limit of Liability. The liabilities and obligations of the Guarantor under this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s liabilities and obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.
     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its authorized officer as of the date first above written.

[Name of Guarantor]

By:
Name:
Title:

Address:

Exhibit D - 5

EXHIBIT E
FORM OF
PROMISSORY NOTE

$[ ]	[ ], 200[ ]
     FOR VALUE RECEIVED, NEWFIELD EXPLORATION COMPANY, a Delaware corporation (the “Company”), hereby promises to pay to the order of [___] (the “Bank”), at the office of JPMORGAN CHASE BANK, N.A. (the “Agent”), at 270 Park Avenue, New York, New York 10017, the principal sum of [___] DOLLARS [($___)] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans owed to the Bank by the Company under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     The date, amount, Type, interest rate, Interest Period (if any) and maturity of each Loan made by the Bank to the Company, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this promissory note (the “Note”), may be endorsed by the Bank on the schedules attached hereto or any continuation thereof.
     This Note is one of the promissory notes referred to in Section 2.09(e) of the Credit Agreement dated as of December 2, 2005 among the Company, the Lenders which are or become parties thereto (including the Bank) and the Agent, and evidences Loans made by the Bank thereunder (such Credit Agreement as the same may be amended or supplemented from time to time, the “Credit Agreement”). Capitalized terms used in this Note and not defined herein shall have the respective meanings assigned to them in the Credit Agreement.
     This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to the Note.
     THIS NOTE (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit E - 1

NEWFIELD EXPLORATION COMPANY

By:

Terry W. Rathert
Vice President and Chief Financial Officer

Exhibit E - 2

LOANS AND PAYMENTS WITH RESPECT THERETO

Outstanding
Principal
Balance
					Amount of	Amount of	After
	Type of	Amount	End of	Date of	Principal	Interest	Payments
Date of	Loan	of Loan	Interest	Payment	Paid This	Paid This	Made This	Notation
Loan	Made	Made	Period	Entry	Date	Date	Date	Made By

Exhibit E - 3

EXHIBIT F
FORM OF
JOINDER AGREEMENT
     This Joinder Agreement (the “Joinder”) is dated as of ___, ___(the “Effective Date”) and is entered into by and between [Insert name of Lender] (the “Lender”) and JPMorgan Chase Bank, N.A. (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement dated as of [___] 2005 among Newfield Exploration Company, the Administrative Agent and the Issuing Banks and lenders party thereto (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Lender.
     The Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Joinder and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder and to commit to its Commitment, and it has made such analysis and decision independently and without reliance on the Administrative Agent, any Issuing Bank or any Lender, and (v) if it is a Foreign Lender, attached to this Joinder is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Issuing Bank or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     This Joinder shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Joinder may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Joinder by telecopy shall be effective as delivery of a manually executed counterpart of this Joinder. This Joinder shall be governed by, and construed in accordance with, the law of the State of New York.

LENDER

[NAME OF LENDER]

By:

Title:

Exhibit F

ADMINISTRATIVE AGENT

[NAME OF ADMINISTRATIVE AGENT]

By:

Title:

Consented to

NEWFIELD EXPLORATION COMPANY

By:
Name:
Title:

Exhibit F